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                                                                    Exhibit 1(b)

                 ESTABLISHMENT OF SEGREGATED INVESTMENT ACCOUNT

                                       of

                 THE LINCOLN NATIONAL PENSION INSURANCE COMPANY

     Pursuant to the authority given me by Resolution No. 119 of the Board of Directors of Lincoln National Pension Insurance Company (the "Company") dated December 14, 1981, I establish a segregated investment account designated "Lincoln National Pension Variable Annuity Account E" (the "Account"). The Account is to be used in connection with the issuance by the Company of variable annuity policies (the "Policies"). The Account will be registered as a unit investment trust with the Securities and Exchange Commission ("SEC") and shall invest in shares of investment companies which are registered with the SEC. The Account's investment objectives, policies, and limitations shall be, in accordance with (1) the registration statement for the Policies filed with the SEC under the Securities Act of 1933, (2) applicable provisions of Indiana Insurance Law and (3) other applicable legal requirements.


Dated September 26, 1986                 /s/ C. David Silletto
                                         -----------------------------
                                         C. David Silletto